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Consolidated Condensed Balance Sheets
Lowe's Companies, Inc. and Subsidiary Companies
Dollars in thousands


                                                     October 31,      January 31,
                                                        1994             1994
                                                    _____________    _____________
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
Assets

     Current assets:

     Cash and cash equivalents                           $73,772          $73,253
     Short-term investments                              246,309           35,215
     Accounts receivable - net                            165926           53,301
     Merchandise inventory                               1040015          853,707
     Other assets                                         41,494           68,431
                                                    ____________     ____________

     Total current assets                                1567516          1083907

     Property, less accumulated depreciation             1223383        1,020,234
     Long-term investments                                 44299           40,408
     Other assets                                          62128           57,099
                                                    ____________     ____________

     Total assets                                     $2,897,326       $2,201,648



Liabilities and Shareholders' Equity


     Current liabilities:

     Current maturities of long-term debt                $26,013          $49,547
     Short-term notes payable                               1917            2,281
     Accounts payable                                     597131          467,278
     Employee retirement plans                             33196           34,422
     Accrued salaries and wages                            44650           45,883
     Other current liabilities                            135305           81,765
                                                    ____________     ____________

     Total current liabilities                            838212           681176

     Long-term debt, excluding current maturities         628288          592,333
     Deferred income taxes                                 37121           26,165
     Accrued store restructuring costs                    14,985           28,305
                                                    ____________     ____________

     Total liabilities                                   1518606          1327979
                                                    ____________     ____________
     Shareholders' equity








     Common stock - $.50 par value;
                Issued and Outstanding
         October 31, 1994     159,377,548
         January 31, 1994     147,886,770                  79689           73,943
     Capital in excess of par                             548814          202,962
     Retained earnings                                    753801          596,764
     Unearned compensation-restricted stock awards         -2486
     Unrealized holding losses for available-for-sal       -1098
                                                    ____________     ____________

     Total shareholders' equity                          1378720           873669
                                                    _____________    _____________
     Total liabilities and
       shareholders' equity                           $2,897,326       $2,201,648




See accompanying notes to consolidated condensed financial statements.

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